Exhibit 13

                             SUBSCRIPTION AGREEMENT

   Resource Total Return Fund, Inc.
   222 East Mason Street
   Milwaukee, Wisconsin  53202

   Gentlemen:

             The undersigned hereby subscribes to 10,000 shares of the Common Stock, $.01 par value of Resource Total Return Fund, Inc., and agrees to pay to said corporation the sum of $100,000 in cash.

             It is understood that upon acceptance hereof by said corporation a certificate or certificates representing the shares subscribed for shall be issued to the undersigned and that said shares shall be deemed to be fully paid and nonassessable except for the statutory liability imposed by
   Section 180.40(6) of the Wisconsin Statutes.

             The undersigned agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

             Dated and effective as of this 23rd day of December, 1986.

                                      FIDUCIARY MANAGEMENT, INC.


                                      By:  _________________________________
                                           Ted D. Kellner, President


                                 Attest:   _________________________________
                                           Donald S. Wilson, Secretary


             The foregoing subscription is hereby accepted. Dated and effective as of this 23rd day of December, 1986.

                                      RESOURCE TOTAL RETURN
                                         FUND, INC.

                                      By:  _________________________________
                                           William E. Fritz, President


                                 Attest:   _________________________________
                                           Donald S. Wilson, Asst. Secretary